UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 30, 2010

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of November 2010 issued on November 30, 2010 appears below.

November 30, 2010

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Third Quarter Dividend Declared at 6.50%

Your Board of Directors approved a regular quarterly cash dividend at an annualized rate of 6.50 percent on November 9, 2010. The dollar amount of the third quarter dividend was approximately $77 million. The dividend, based on stock held during the period from July 1, 2010, through September 30, 2010, was paid to shareholders on November 10, 2010.

Our third quarter 2010 dividend rate significantly exceeds last quarter’s dividend. We pride ourselves in our ability to provide our members with a fair return, although, given the continued extreme volatility in the markets, as well as our projections into next year, future dividends are expected to be lower than the third quarter 2010 dividend rate.

The third quarter dividend reflects the FHLBNY’s low-risk profile/conservative investment strategy and is reflective of a low interest rate business environment coupled with increased earnings volatility caused by evolving accounting standards. The payout represents approximately 97 percent of net income for the quarter. The remaining three percent of net income will be put toward building retained earnings. We will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. After the dividend payment, unrestricted retained earnings as of September 30, 2010, were approximately $625 million.

It is a privilege to lead the very special team of skilled professionals at the Home Loan Bank of New York and to operate under the direction of an outstanding and very dedicated Board of Directors. Together, we work hard to help our member lenders fund mortgages and loans for community and business development in every economic environment.

FHLBNY Completes 2010 Board Election Cycle

On November 9, the FHLBNY announced our 2010 election results for six positions on the FHLBNY’s Board of Directors whose terms will each commence on January 1, 2011:

• Anne Evans Estabrook and Richard S. Mroz were re-elected by the FHLBNY’s eligible members on November 4, 2010 to serve as Independent Directors. Ms. Estabrook was also re-elected to fill a Public Interest Directorship, a subset of the Board’s Independent Directorships.
• Also on November 4, Joseph R. Ficalora was re-elected and John R. Buran was elected by the FHLBNY’s New York State members to serve as Member Directors representing New York. (In addition, Mr. Buran was elected by the Board of Directors on November 18, 2010 to fill – for one month beginning on December 1, 2010 – the remaining portion of the term of office of the late John M. Scarchilli, the former president and chief executive officer of Pioneer Savings Bank.)
• And, as previously announced by the FHLBNY, current New Jersey Member Directors Ronald E. Hermance and Kevin J. Lynch were declared re-elected by the Bank on September 8, 2010 to serve as Member Directors representing New Jersey. No election among the FHLBNY’s New Jersey membership was held due to an absence of other nominees.

As we have seen over the past several years, it is vital for companies navigating today’s economic environment to have a strong and able board. I am delighted to have such an experienced, cohesive and active Board. Our newly elected and re-elected Directors reflect the breadth and depth of our outstanding Board:

• John R. Buran is a director, president and chief executive officer of Flushing Financial Corporation, holding company for FHLBNY members Flushing Savings Bank and Flushing Commercial Bank.
• Anne Evans Estabrook is the chief executive of Elberon Development Co. in Cranford, New Jersey. It, together with its affiliated companies, owns approximately two million square feet of rental property. Ms. Estabrook has been a member of the Board of Directors of the Federal Home Loan Bank of New York since 2004.
• Joseph R. Ficalora is chairman, president and chief executive officer of New York Community Bancorp, Inc., and its primary subsidiaries, FHLBNY members New York Community Bank and New York Commercial Bank. Mr. Ficalora has been a member of the Board of Directors of the FHLBNY since January 2005.
• Ronald E. Hermance is chairman, president and chief executive officer of FHLBNY-member Hudson City Savings Bank. Mr. Hermance has been a member of the Board of Directors of the FHLBNY since January 2005.
• Kevin J. Lynch is chairman, president and chief executive officer of FHLBNY-member Oritani Bank, and of Oritani Financial Corporation, the holding company of Oritani Bank. Mr. Lynch has been a member of the Board of Directors of the FHLBNY since January 2005.
• Richard S. Mroz is a government and public affairs consultant and lawyer. Mr. Mroz has been the sole proprietor of a government and public affairs consulting business since January 1, 2010. Mr. Mroz has been a member of the Board of Directors of the FHLBNY since 2002.

I would like to thank our members for participating in this year's Director election process. Your participation helps ensure sound representation on our Board of Directors for the mutual benefit of the Bank and all the stockholders it serves.

Washington Update

On November 2, voters brought about a significant shift in power in Washington, with more than 60 seats in the House moving to the "R" column. As the 112th Congress moves to take legislative action on a variety of fronts, it will be our task to help keep policymakers focused on keeping intact, if not building on, what works. Community lenders and the Federal Home Loan Bank System fall into this productive category. We will reach out to the Members of the 112th Congress and their staffs so that they understand the full scope and importance of the System and community lenders, for both our communities and our economy.

To that end, I would like to thank Anthony P. Costa, chairman of FHLBNY-member Empire State Bank, as well as chairman of the Federal Home Loan Banks Committee for the American Bankers Association, for his strong argument on behalf of the Home Loan Banks and community lenders which appeared in the American Banker last month. On November 17, in a piece titled "Current Home Loan Bank System Works," Mr. Costa outlined the strengths of the System as it currently stands. I echo Mr. Costa’s closing lines: "The banking industry, and indeed the entire financial system, was fortunate that the Federal Home Loan Banks were in place during the recent crisis or things could have been far worse. The System worked because it stuck to its mission."

We have always appreciated the support of the American Bankers Association, and I am proud to congratulate the organization on selecting Frank Keating as its new president and chief executive. I had the pleasure of working with Mr. Keating while we were both at HUD, and he is an excellent choice to lead the organization. Ed Yingling, whom Mr. Keating will succeed in January, will be a hard act to follow, but I believe that the ABA has the right person to take up the reins.

We may also soon have a new director overseeing the agency that regulates our strong System. On November 12, the White House nominated Joseph A. Smith to become the Director of the Federal Housing Finance Agency. Mr. Smith comes from a regulatory background: since 2002, he has been the Commissioner of Banking for the State of North Carolina. Prior to that, he was in private legal practice in New York and Washington, DC, as well as other locations. We will continue to monitor the confirmation process for this post, one that is very important to our System.

Last week, we kicked off the holiday season with Thanksgiving, and I hope you were all able to take some time off from what has been a very busy year to enjoy the day with family and friends. At the Home Loan Bank of New York, we remain thankful for our members, our employees and our Directors, all of whom work together to keep the Home Loan Bank, and the Home Loan Bank System, strong. As Mr. Costa said, the System worked because it stuck to its mission. At the Home Loan Bank of New York, we focus on this mission every day.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

November 30, 2010	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer